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                                                                    EXHIBIT 10.2

                          END USER LICENSE AGREEMENT

This license agreement (this "Agreement") is entered into as of May 17, 1999, (the "Effective Date") between TIER TECHNOLOGIES, INC., a California corporation ("Licensor"), and HUMANA INC., a Delaware corporation ("Licensee"), for the purpose of granting Licensee a limited license to use certain intellectual property rights furnished by Licensor.

                                   RECITALS:

     WHEREAS, Licensor purchased in a separate agreement entered into this date certain Intellectual Property Rights from Licensee comprising what is known between the parties as the Project Management System (PMS), as defined herein;

     WHEREAS, Licensor now desires to license the PMS to Licensee for its internal use;

     NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows

                                   AGREEMENT:

1.  DEFINITIONS.  As used in this Agreement:

"Affiliates" means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party, where "control" means ownership of fifty percent (50%) or more of the outstanding voting securities (but only as long as such person or entity meets these requirements).

"Intellectual Property Rights" means all copyrights, trademarks, service marks, trade secrets, patents, patent applications, moral rights, contract rights, and other proprietary rights.

"Project Management System" ("PMS") means:

          (a) The Project Management Database (a.k.a.: Secure Billing Requirements Database) which includes the following: all necessary tables to support requirements, design specifications, testing, problem reports, issues tracking, action item tracking, lessons learned (a.k.a.: Lessons Learned Database), change control (a.k.a.: Change Management Database, and the production of metrics.

          (b) Document Deliverable Templates and examples which include: the System Segment Specifications (SSS), Software Requirements Specifications (SRS), Interface Requirements Specifications
               (IRS), Software Design Document (SDD), Interface Design Document
               (IDD), Software Test Plan (STP), Software Test Description (STD), Software Test Report, Software Training Plan (TP), Implementation Plan (IP), Conversion Management Plan (CMP), Data Base Design Document (DBDD), Project Management Plan (PMP), Facilities Management Document (FM), Financial Analysis Document, Risk Assessment Report, Project Metrics, and Lessons Learned Document
               (LLD).

          (c)  Methodologies: Project Life Cycle Methodology
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          (d)  Guidebooks including but not limited to: Software Process
               Improvement Guidebook, Software Project Planning and Management Guidebook, Peer Review Guidebook, Request for Proposal Guidebook, and the Software Configuration Guidebook.

          (e) Procedures/Practices including, but not limited to: Process Improvement Process, Project Management Plan (PMP) Practices, Project Prioritization Practice, Project Profiling Practice, Project Request Practice, and Project Scheduling Practice.

          (f) Processes related to Business Rules Extraction, SpecPac Development, and Testing Processes as documented in the PMP.

          (g) Policies: including, but not limited to: Software Requirements Management Policy, Software Project Planning Policy, Software Project Tracking and Oversight Policy, Software Subcontract Management Policy, Software Quality Assurance Policy, Software Configuration Management Policy, Organization Process Focus Policy, Organization Process Definition Policy, Training Program Policy, Integrated Software Management Policy, Software Product Engineering Policy, Intergroup Coordination Policy, Peer Review Policy, Issues Management Policy, Project Prioritization Policy, Software Quality Management Policy, Defect Prevention Policy, Technology Change Management Policy, and Process Change Management Policy.

          (h) Presentation briefings related to above stated databases, documents, templates, Guidebooks, Methodologies,
               Procedure/Practices, and Policies.

          (i) All of Licensor's proprietary and confidential information contained in the PMS and its components as set forth in (a)-(h) above, including, without limitation (i) trade secrets, technical information, know-how, ideas, designs, processes, procedures, algorithms, discoveries, patents, patent applications, and copyrights, and all improvements thereof, and (ii) all of Licensor's intangible property rights relating to the operation of the PMS or otherwise used or useable with respect to the PMS;

2. LICENSE GRANT. Subject to the terms and conditions of this Agreement, and contingent upon the closing of the Asset Purchase Agreement conveying the PMS to Licensor, Licensor grants to Licensee and its Affiliates, an exclusive, non-transferable, perpetual and irrevocable (unless terminated under Section 8), fully-paid and royalty-free license to use multiple copies of the PMS solely for Licensee's internal business purposes and to make an unlimited number of internal copies of the PMS for backup or archival purposes.

3. TRANSFERABILITY & MODIFICATIONS. Licensee acknowledges that the PMS and its contents constitute valuable trade secrets of Licensor. Accordingly, Licensee agrees not to sublicense, lease, rent, loan, disclose or otherwise transfer the PMS or any of its contents to any third party (other than Licensee's Affiliates) on any basis, or otherwise use or copy the PMS except as expressly allowed under
Section 2. Both parties are free to modify, alter, or improve the PMS at their discretion. Ownership of such modifications, alterations or improvements shall vest exclusively in the party that creates and/or funds such activity.

                                       2.
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4.  DELIVERY, INSTALLATION AND ACCEPTANCE.  Licensee acknowledges that it is in possession of the PMS and that it is deemed accepted as of the date of this Agreement.

5. OBLIGATIONS NOT ASSUMED BY LICENSEE. Licensee shall not assume any obligation or liability of Licensor of any kind, and Licensor shall pay, satisfy and perform all of its obligations, whether fixed, contingent, known or unknown and whether existing as of the date of this Agreement or arising thereafter, which may affect in any way the PMS. Without limiting the generality of the foregoing, under no circumstances shall Licensee be deemed to assume any liability or obligation of Licensor arising out of or relating to (a) any actual or alleged tortious conduct of Licensor or any of its employees or agents, (b) any product liability claim, (c) any claim for infringement or breach of warranty or contract by Licensor, (d) any claim predicated on strict liability or any similar legal theory, (e) the violation of any law, ordinance or regulation in effect prior to the date of this Agreement, (f) any business or business activities of Licensor, (g) any liability of Licensor for any federal, state or local taxes of any kind or character arising out of Licensor's business, or (h) any liability of Licensor under or arising by reason of this Agreement. Notwithstanding any other provision of this Agreement, the obligations of Licensor pursuant to this Section shall survive beyond the date of this Agreement.

6.  DISCLAIMER OF WARRANTIES

    LICENSOR MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE PMS, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. LICENSEE ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES IN ENTERING INTO THIS AGREEMENT AND THAT THIS LICENSE IS ACCEPTED "AS IS."

7.  LIMITATION OF LIABILITY.

    IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING ANY LOST DATA AND LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT.

8.  TERM AND TERMINATION

    8.1 Term. The term of this Agreement will begin on the Effective Date and will continue indefinitely unless terminated pursuant to Section 8.2.

    8.2 Termination. Licensee may terminate this Agreement at any time, with or without cause, upon written notice to Licensor. Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if Licensee breaches any provision of this Agreement and does not cure the breach within fifteen (15) days after receiving written notice thereof from Licensor.

    8.3 Effects of Termination. Upon termination or expiration of this Agreement for any reason, all licensed rights granted in this Agreement will immediately cease to exist, and Licensee must promptly discontinue all use of the PMS, erase all copies of the PMS from Licensee's computers, and return to Licensor or destroy all copies of the PMS on tangible media in Licensee's possession or control and certify in writing to Licensor that it has fully complied with these requirements.

    8.4 Survival. Sections 1 ("Definitions"), 2 ("License Grant"), 3 ("Transferability & Modifications"), 5 ("Obligations Not Assumed"), 6 ("Disclaimer"), 7 ("Limitation of Liability"),

                                       3.
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8.3 ("Effects of Termination"), and 9 ("General") will survive expiration or termination of this Agreement for any reason.

9.  GENERAL

    9.1 Proprietary Rights. The PMS, and all worldwide Intellectual Property Rights therein, are the exclusive property of Licensor. All rights in and to the PMS not expressly granted to Licensee in this Agreement are reserved by Licensor and its suppliers.

    9.2 No Maintenance or Support. Licensor is not required to provide any maintenance or support services with respect to the PMS under this Agreement.

    9.3 Inspections. Licensee will permit Licensor or its representatives to review Licensee's relevant records and inspect Licensee's facilities to ensure compliance with this Agreement. Licensor will give Licensee at least ten (10) days advance notice of any such inspection and will conduct the same during normal business hours in a manner that does not unreasonably interfere with Licensee's normal operations.

    9.4 Assignments. Licensee may not assign or transfer, by operation of law or otherwise, any of its rights under this Agreement (including its licenses with respect to the PMS) to any third party other than Licensee's Affiliates without Licensor's prior written consent. Any attempted assignment or transfer in violation of the foregoing will be void.

    9.5 Notices. All notices, consents and approvals under this Agreement must be delivered in writing by courier, by electronic facsimile (fax), or by certified or registered mail, (postage prepaid and return receipt requested) to the other party at the address set forth beneath such party's signature, and will be effective upon receipt or three (3) business days after being deposited in the mail as required above, whichever occurs sooner. Either party may change its address by giving notice of the new address to the other party.

    9.6 Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflicts of law principles.

    9.7 Remedies. Except as provided in Section 7, the parties' rights and remedies under this Agreement are cumulative. Licensee acknowledges that the PMS contains valuable trade secrets and proprietary information of Licensor, that any actual or threatened breach of Sections 2 or 3 will constitute immediate, irreparable harm to Licensor for which monetary damages would be an inadequate remedy, and that injunctive relief is an appropriate remedy for such breach. If any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys' fees, court costs and other collection expenses, in addition to any other relief it may receive.

    9.8 Waivers. All waivers must be in writing. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

    9.9 Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

    9.10 Confidentiality of Agreement. Neither party will disclose any terms of this Agreement to anyone other than its Affiliates, attorneys, accountants and other professional advisors except (a) as required by law or (b) pursuant to a mutually agreeable press release or

                                       4.
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(c) in connection with a contemplated transfer of such party's business and this
Agreement (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party).

    9.11 Construction. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to".

    9.12 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

    9.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral. This Agreement may be amended only by a written document signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

LICENSOR:                              LICENSEE:

By: /s/ William Barton                 By:  /s/ George W. Vieth
   ---------------------------------       -----------------------------------
   William Barton, President and CTO       George W. Vieth, Sr. Vice President

   Address for Notice:                 Address for Notice:
   ------------------                  ------------------
   Tier Technologies, Inc.             Humana Inc.
   1350 Treat Blvd., Suite 250         500 West Main St.
   Walnut Creek, CA 94596              Louisville, KY 40202
   Attn:  Legal Department             Attn:  George W. Vieth
   Fax: 925-946-0923                   Fax:  502-580-3639

                                       5.